Exhibit 5.1
February 27, 2006
Tim Hortons Inc.
874 Sinclair Road
Oakville, Ontario L6K 2Y1

Re:	Tim Hortons Inc., Registration Statement on Form S-1 Registration No. 333-130035
Ladies and Gentlemen:
     We have acted as special counsel to Tim Hortons Inc., a Delaware a corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of shares of the Company’s common stock, par value $0.001 per share (the “Shares”), sold pursuant to the terms of an underwriting agreement to be executed by the Company and Goldman, Sachs & Co. and RBC Capital Markets Corporation, as representatives of the underwriters listed on Schedule 1 thereto.
     We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.
     Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when the Registration Statement relating to the Shares has become effective under the Act, the terms of the sale of the Shares have been duly established in conformity with the Company’s certificate of incorporation and, when issued, sold and delivered as described in the Registration Statement, the Shares will be duly authorized and validly issued and are fully paid and non-assessable.

Tim Hortons Inc.
February 27, 2006

     The opinions and other matters in this letter are qualified in their entirety and subject to the following:
We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions applicable thereto.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.
Very truly yours,

AKIN GUMP STRAUSS HAUER & FELD LLP